Exhibit 99.1

On July 20, 2016, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $618.1 million today announced operating results for the quarter and six month period ended June 30, 2016 and that its Board of Directors approved a cash dividend of $0.11 per common share payable September 15, 2016 to shareholders of record at the close of business on August 31, 2016.

For the quarter ended June 30, 2016, the Corporation reported net income of $1,336,000, or $0.40 basic earnings per share. This compares to the second quarter of 2015 net income of $1,903,000, or $0.57 basic earnings per share.  The decrease in operating results for the second quarter of 2016 as compared to the same period in 2015 was primarily attributable to a decrease in net interest income of $397,000, a decrease in non-interest income of $214,000, an increase in non-interest expense of $45,000 and an increase in income taxes of $211,000, offset by a credit for loan losses of $300,000. The decrease in net interest income was largely attributable to less loan discount accretion relating to the November 2014 Ohio State Bank (OSB) acquisition.  The decrease in non-interest income was largely attributable to a decrease in fair value of mortgage servicing rights.  The increase in income taxes, despite a $356,000 decrease in income before income taxes, was due to a one-time tax benefit of $331,000 recognized during the second quarter of 2015 relating to the OSB acquisition.

Net income for the six months ended June 30, 2016 totaled $2,643,000, or $0.80 basic earnings per share compared to $3,025,000 or $0.90 basic earnings per share for the same period in 2015. Compared with the same period in 2015, net income decreased $382,000, or 12.6%. The decrease in operating results for the six month period ended June 30, 2016 as compared to the six month period ended June 30, 2015 was primarily attributable to a decrease in net interest income of $822,000, a decrease in non-interest income of $99,000 and an increase in income taxes of $287,000, offset by a decrease in non-interest expense of $26,000, as well as a credit for loan losses of $700,000 in 2016 compared to a $100,000 provision for the same period in 2015.

The allowance for loan losses as a percentage of total loans decreased to 0.94% at June 30, 2016 compared to 1.00% at June 30, 2015.

For the quarter ended June 30, 2016, non-interest income was $1,063,000, compared to $1,277,000 for the second quarter of 2015, a $214,000 (16.8%) decrease. For the six month period ended June 30, 2016, non-interest income was $2,181,000 compared to $2,280,000 for the same period of 2015, a $99,000 (4.3%) decrease. The decrease in non-interest income for the first six months of 2016 as compared to 2015 was primarily attributable to a decrease in the fair value of mortgage servicing rights.

For the quarter ended June 30, 2016, non-interest expenses were $4,361,000, compared to $4,316,000 for the second quarter of 2015, a $45,000 (1.1%) increase. For the six month period ended June 30, 2016, non-interest expenses totaled $8,917,000, compared to $8,943,000 for the comparable period of 2015, a decrease of $26,000 (0.3%).  The decrease in non-interest expenses for the six month period ended June 30, 2016 was primarily attributed to decreases in premises and equipment expense, data processing expense, FDIC assessment, consultant fees, Ohio financial institutions tax and other real estate owned expense, offset by increases in salaries and benefits expense, media expense, loan closing fees, ATM processing expense and miscellaneous expenses.

Total assets amounted to $618.1 million at June 30, 2016, compared to $608.7 million at December 31, 2015, an increase of $9.4 million (1.5%).   The increase in total assets was primarily the result of increases of $6.0 million (1.7%) in loans and leases, $1,944,000 (1.1%) in available-for-sale securities and $815,000 (15.7%) in other assets. Deposits during this same period decreased $6.5 million, or 1.2%.

Shareholders’ equity increased from $71.6 million at December 31, 2015 to $75.3 million at June 30, 2016. This increase was the result of net income of $2,643,000, dividends paid of $726,000, $216,000 from the repurchase of 12,901 shares, $7,000 from the issuance of 307 treasury shares under the Corporation’s Employee Stock Purchase Plan, and a $2,063,000 increase in unrealized securities gains, net of tax.  The increase in unrealized securities gains during the six month period ended June 30, 2016 was the result of customary and expected changes in the bond market.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2015 Form 10-K.